Exhibit 99.1

345 E. Main St.

Warsaw, IN 46580

www.zimmerbiomet.com

Contacts:

Media	Investors
Monica Kendrick	Robert J. Marshall Jr.
574-372-4989	574-371-8042
monica.kendrick@zimmerbiomet.com	robert.marshall@zimmerbiomet.com

Barbara Goslee
574-371-9449
barb.goslee@zimmerbiomet.com

Zimmer Biomet Reports Third Quarter

2016 Financial Results

•	Net Sales of $1.83 billion represent an increase of 4.0% over the prior year period, and an increase of 3.5% on an adjusted constant currency basis

•	Diluted EPS for the third quarter were $0.78, an increase of 609.1% over the prior year period, and $1.79 adjusted, an increase of 9.1% over the prior year period

•	Company updates 2016 revenue and earnings guidance

(WARSAW, IN) October 31, 2016—Zimmer Biomet Holdings, Inc. (NYSE and SIX: ZBH) today reported financial results for the quarter ended September 30, 2016. The Company reported third quarter net sales of $1.83 billion, an increase of 4.0% compared to the third quarter of 2015. On an adjusted constant currency basis, revenue increased 3.5% over the prior year period, with the recently acquired LDR Holding Corporation contributing 190 basis points. Diluted earnings per share for the quarter were $0.78, an increase of 609.1% over the prior year period, and adjusted diluted earnings per share were $1.79, an increase of 9.1% over the prior year period.

“Zimmer Biomet’s third quarter performance was highlighted by further acceleration of our global S.E.T. category, as well as our continued strength in the Asia Pacific region,” said David Dvorak, President and CEO of Zimmer Biomet. “We believe that our comprehensive and expanding portfolio of musculoskeletal solutions positions us extremely well to address the evolving needs of customers in the dynamic healthcare environment in which they operate. Going forward, we will continue to focus on enhancements to our commercial and operational execution to more fully leverage our opportunities to improve the quality of life for patients and create value for our stockholders.”

Net earnings for the third quarter were $158.8 million, an increase of 612.5% over the prior year period, and $362.4 million on an adjusted basis, an increase of 7.1% over the prior year period. Operating cash flow for the third quarter was $352.6 million.

In addition, during the quarter, Zimmer Biomet announced several strategic acquisitions to broaden and complement the Company’s musculoskeletal offerings. In July, the Company completed the acquisition of a market leader in cervical disc replacement, LDR Holding Corporation. In August, Zimmer Biomet announced the acquisition of CD Diagnostics, a company focused on developing immunoassays and biomarker testing to inform musculoskeletal treatment decisions that improve patient outcomes. Earlier this month, the Company completed the acquisition of all outstanding shares of Medtech SA, developer of the ROSA® robotics platform for a range of minimally invasive brain, neurological and spinal procedures.

In the quarter, the Company paid $47.9 million in dividends and declared a third quarter dividend of $0.24 per share. The Company also repaid $200 million on its outstanding term loan during the quarter, and borrowed $750 million under a new term loan to repay borrowings under its revolving credit facility.

Guidance

The Company updated its full-year 2016 constant currency revenue and adjusted earnings per share guidance. The Company now estimates full-year revenue to be in a range of $7.630 billion to $7.650 billion, an increase of approximately 27% on a reported basis, or 2.4% to 2.7% on an adjusted pro forma basis, in each case as compared to the prior year. The Company now expects foreign currency translation to decrease revenue for the full year by approximately 0.3%, compared to its previous estimate of 0.5%. Revenue growth, excluding the contribution from LDR Holding Corporation, on a constant currency adjusted pro forma basis, is now expected to be in a range of 1.65% to 1.90% for the full year 2016. Previously, the Company estimated full-year revenue growth to be in a range of 2.5% to 3.0% on a similar basis.

Additionally, the Company now expects its full-year 2016 diluted earnings per share to be in a range of $1.50 to $1.60, and $7.90 to $7.95 on an adjusted basis. Previously, the Company estimated diluted earnings per share to be in a range of $1.50 to $1.75 on a reported basis, and $7.90 to $8.00 on an adjusted basis.

Conference Call

The Company will conduct its third quarter 2016 investor conference call today, October 31, 2016, at 8:00 a.m. Eastern Time. The live audio webcast can be accessed via Zimmer Biomet’s Investor Relations website at http://investor.zimmerbiomet.com. It will be archived for replay following the conference call.

Individuals in the U.S. and Canada who wish to dial into the conference call may do so by dialing (888) 312-9837 and entering conference ID 8873986. For a complete listing of international toll-free and local numbers, please visit http://investor.zimmerbiomet.com. A digital recording will be available 24 hours after the completion of the conference call, from November 1, 2016 to November 30, 2016. To access the recording, U.S. callers should dial (888) 203-1112 and international callers should dial +1 (719) 457-0820, and enter the Access Code ID 8873986.

Sales Tables

The following sales tables provide results by geography and product category, as well as the percentage change compared to the prior year period on a reported basis, and for the quarterly period, on an adjusted constant currency basis.

NET SALES - THREE MONTHS ENDED SEPTEMBER 30, 2016

(in millions, unaudited)

			Adjusted
			Constant
	Net	Reported	Currency
	Sales	% Change	% Change
Geographic Results
Americas	$1,176	3.7%	3.7%
EMEA	369	(1.7)	0.9
Asia Pacific	288	13.7	6.4

Total	$1,833	4.0	3.5

Product Categories
Knees
Americas	$397	(0.9)	(0.9)
EMEA	130	(2.8)	0.3
Asia Pacific	104	7.2	2.6

Total	631	(0.1)	(0.1)
Hips
Americas	239	(0.3)	(0.2)
EMEA	112	(3.7)	(1.4)
Asia Pacific	90	15.7	5.9

Total	441	1.7	0.6
S.E.T(1)	402	8.5	7.8
Dental	96	(7.3)	(7.6)
Spine & CMF	184	24.3	23.9
Other	79	5.4	5.2

Total	$1,833	4.0	3.5

(1)	Surgical, Sports Medicine, Foot and Ankle, Extremities and Trauma

NET SALES - NINE MONTHS ENDED SEPTEMBER 30, 2016

(in millions, unaudited)

	Net
	Sales	% Change
Geographic Results
Americas	$3,534	43.8%
EMEA	1,286	33.4
Asia Pacific	851	32.5

Total	$5,671	39.5

Product Categories
Knees
Americas	$1,244	30.9
EMEA	473	28.3
Asia Pacific	315	27.8

Total	2,032	29.8
Hips
Americas	733	35.9
EMEA	388	21.4
Asia Pacific	265	29.3

Total	1,386	30.3
S.E.T(1)	1,216	49.8
Dental	322	46.4
Spine & CMF	470	83.7
Other	245	65.6

Total	$5,671	39.5

(1)	Surgical, Sports Medicine, Foot and Ankle, Extremities and Trauma

About the Company

Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer Biomet is a global leader in musculoskeletal healthcare. We design, manufacture and market orthopaedic reconstructive products; sports medicine, biologics, extremities and trauma products; office based technologies; spine, craniomaxillofacial and thoracic products; dental implants; and related surgical products.

We collaborate with healthcare professionals around the globe to advance the pace of innovation. Our products and solutions help treat patients suffering from disorders of, or injuries to, bones, joints or supporting soft tissues. Together with healthcare professionals, we help millions of people live better lives.

We have operations in more than 25 countries around the world and sell products in more than 100 countries. For more information, visit www.zimmerbiomet.com or follow Zimmer Biomet on Twitter at www.twitter.com/zimmerbiomet.

Website Information

We routinely post important information for investors on our website, www.zimmerbiomet.com, in the “Investor Relations” section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Note on Non-GAAP Financial Measures

This press release includes non-GAAP financial measures that differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may not be comparable to similar measures reported by other companies and should be considered in addition to, and not as a substitute for, or superior to, other measures prepared in accordance with GAAP.

Net earnings and diluted earnings per share for the three-month period ended September 30, 2016 and projected diluted earnings per share for the full-year 2016 are presented on a GAAP (reported) basis and an adjusted basis. Adjusted earnings and earnings per share measures exclude the effects of inventory step-up and other inventory and manufacturing related charges, certain claims, special items, intangible asset amortization, financing and other expenses/gains related to the Biomet merger and other acquisitions, the tax effects of these items and other certain tax adjustments. Special items include expenses resulting directly from our business combinations and/or global restructuring, quality and operational excellence initiatives, including employee termination benefits, certain contract terminations, consulting and professional fees, dedicated project personnel, asset impairment or loss on disposal charges and other items. Other certain tax adjustments primarily include internal restructuring transactions that provide the Company access to offshore funds in a tax efficient manner and adjustments to deferred tax liabilities recognized as part of acquisition-related accounting.

Sales growth information for the three and nine month periods ended September 30, 2016 is presented on a GAAP (reported) basis and, for the three-month period, on an adjusted constant currency basis. Adjusted growth rates reflect the impact of the previously announced divesture remedies. Constant currency growth rates exclude the effects of foreign currency exchange rates. They are calculated by translating current and prior-period sales at the same predetermined exchange rate. The translated results are then used to determine year-over-year percentage increases or decreases. Projected revenue growth information for the full-year 2016 is presented on a GAAP (reported) basis, an adjusted pro forma basis, an adjusted pro forma constant currency basis and an adjusted pro forma constant currency basis excluding the contribution from LDR Holding Corporation. Pro forma revenue growth refers to a comparison against revenue for the prior year that has been adjusted to reflect the inclusion of Biomet revenue on a GAAP basis. Adjusted pro forma revenue growth refers to a comparison against pro forma revenue for the prior year adjusted to reflect the impact of the previously announced divestiture remedies. Adjusted pro forma constant currency revenue growth excludes the effects of changes in foreign currency exchange rates in both years.

We use these non-GAAP financial measures internally to evaluate the performance of the business and believe they are useful measures that provide meaningful supplemental information to investors to consider when evaluating the performance of the Company. We believe these measures offer the ability to make period-to-period comparisons that are not impacted by certain items that can cause dramatic changes in reported operating results, to perform trend analysis, to better identify operating trends that may otherwise be masked or distorted by these types of items and to provide additional transparency of certain items. In addition, certain of these non-GAAP financial measures are used as performance metrics in our incentive compensation programs.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” “sees” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical or current fact are, or may be deemed to be, forward-looking statements. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: the possibility that the anticipated synergies and other benefits from mergers and acquisitions will not be realized, or will not be realized within the expected time periods; the risks and uncertainties related to our ability to successfully integrate the operations, products, employees and distributors of acquired companies; the effect of the potential disruption of management’s attention from ongoing business operations due to integration matters related to mergers and acquisitions; the effect of mergers and acquisitions on our relationships with customers, vendors and lenders and on our operating results and businesses generally; Biomet’s compliance with its Deferred Prosecution Agreement, as extended; the outcome of government investigations; price and product competition; the success of our quality and operational excellence initiatives; changes in customer demand for our products and services caused by demographic changes or other factors; the impact of healthcare reform measures; reductions in reimbursement levels by third-party payors and cost containment efforts of healthcare purchasing organizations; dependence on new product development, technological advances and innovation; shifts in the product category or regional sales mix of our products and services; supply and prices of raw materials and products; control of costs and expenses; the ability to obtain and maintain adequate intellectual property protection; the ability to form and implement alliances; challenges relating to changes in and compliance with governmental laws and regulations, including regulations of the U.S. Food and Drug Administration (the “FDA”) and foreign government regulators, such as more stringent requirements for regulatory clearance of products; the ability to remediate matters identified in any inspectional observations or warning letters issued by the FDA, while continuing to satisfy the demand for our products; changes in tax obligations arising from tax reform measures or examinations by tax authorities; product liability and intellectual property litigation losses; the ability to retain the independent agents and distributors who market our products; dependence on a limited number of suppliers for key raw materials and outsourced activities; changes in general industry and market conditions, including domestic and international growth rates and general domestic and international economic conditions, including interest rate and currency exchange rate fluctuations; and the impact of the ongoing economic uncertainty affecting countries in the Euro zone on the ability to collect accounts receivable in affected countries. For a further list and description of such risks and uncertainties, see our reports filed with the U.S. Securities and Exchange Commission. Copies of these filings, as well as subsequent filings, are available online at www.sec.gov, www.zimmerbiomet.com or on request from us. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be set forth in our periodic reports. Readers of this communication are cautioned not to place undue reliance on these forward-looking statements, since, while management believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this communication.

###

ZIMMER BIOMET HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2016 and 2015

(in millions, except per share amounts, unaudited)

	2016	2015
Net Sales	$1,832.8	$1,762.2
Cost of products sold, excluding intangible asset amortization	479.3	552.1
Intangible asset amortization	164.3	122.6
Research and development	95.6	83.3
Selling, general and administrative	727.7	692.3
Special items	170.4	195.9

Operating expenses	1,637.3	1,646.2

Operating Profit	195.5	116.0
Other (expense) income, net	(1.1)	4.3
Interest income	0.6	2.3
Interest expense	(91.5)	(90.8)

Earnings before income taxes	103.5	31.8
(Benefit) provision for income taxes	(54.4)	9.6

Net Earnings	157.9	22.2
Less: Net Loss attributable to noncontrolling interest	(0.9)	—

Net Earnings of Zimmer Biomet Holdings, Inc.	$158.8	$22.2

Earnings Per Common Share
Basic	$0.79	$0.11
Diluted	$0.78	$0.11
Weighted Average Common Shares Outstanding
Basic	200.1	203.5
Diluted	202.9	205.7
Cash Dividends Declared Per Common Share	$0.24	$0.22

ZIMMER BIOMET HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 and 2015

(in millions, except per share amounts, unaudited)

	2016	2015
Net Sales	$5,670.8	$4,064.2
Cost of products sold, excluding intangible asset amortization	1,760.0	1,131.3
Intangible asset amortization	424.7	176.0
Research and development	269.9	182.9
Selling, general and administrative	2,176.6	1,560.6
Certain claims	—	7.7
Special items	397.0	751.9

Operating expenses	5,028.2	3,810.4

Operating Profit	642.6	253.8
Other expense, net	(8.7)	(44.6)
Interest income	2.7	7.4
Interest expense	(267.8)	(196.6)

Earnings before income taxes	368.8	20.0
Provision for income taxes	133.9	0.5

Net Earnings	234.9	19.5
Less: Net Loss attributable to noncontrolling interest	(1.4)	(0.5)

Net Earnings of Zimmer Biomet Holdings, Inc.	$236.3	$20.0

Earnings Per Common Share
Basic	$1.18	$0.11
Diluted	$1.17	$0.11
Weighted Average Common Shares Outstanding
Basic	199.9	182.1
Diluted	202.3	184.7
Cash Dividends Declared Per Common Share	$0.72	$0.66

ZIMMER BIOMET HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, unaudited)

	September 30,	December 31,
	2016	2015
Assets
Current Assets:
Cash and cash equivalents	$475.3	$1,459.3
Short-term investments	13.4	164.6
Receivables, net	1,603.6	1,446.5
Inventories	2,070.0	2,254.1
Other current assets	535.8	529.2

Total current assets	4,698.1	5,853.7
Property, plant and equipment, net	2,080.8	2,062.6
Goodwill	10,770.1	9,934.2
Intangible assets, net	9,001.1	8,746.3
Other assets	486.4	563.8

Total Assets	$27,036.5	$27,160.6

Liabilities and Stockholders’ Equity
Current liabilities	$2,312.1	$1,617.9
Other long-term liabilities	3,972.0	4,155.9
Long-term debt	11,006.2	11,497.4
Stockholders’ equity	9,746.2	9,889.4

Total Liabilities and Stockholders’ Equity	$27,036.5	$27,160.6

ZIMMER BIOMET HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 and 2015

(in millions, unaudited)

	2016	2015
Cash flows provided by (used in) operating activities
Net earnings	$234.9	$19.5
Depreciation and amortization	787.3	428.1
Share-based compensation	45.9	34.7
Biomet merger consideration compensation expense	—	164.1
Intangible asset impairment	28.0	—
Income tax benefit from stock option exercises	26.8	77.7
Excess income tax benefits from employee stock compensation plans	—	(10.3)
Inventory step-up	300.9	137.1
Gain on divestiture of assets	—	(8.9)
Changes in operating assets and liabilities, net of acquired assets and liabilities
Income taxes	(152.2)	29.9
Receivables	(80.3)	29.4
Inventories	44.2	(196.5)
Accounts payable and accrued expenses	(76.0)	(293.8)
Other assets and liabilities	(154.5)	(23.7)

Net cash provided by operating activities	1,005.0	387.3

Cash flows provided by (used in) investing activities
Additions to instruments	(251.3)	(186.0)
Additions to other property, plant and equipment	(130.1)	(118.6)
Purchases of investments	(1.4)	(179.0)
Sales of investments	273.3	578.8
Proceeds from divestiture of assets	—	57.9
Biomet acquisition, net of acquired cash	—	(7,760.1)
LDR acquisition, net of acquired cash	(1,021.1)	—
Other business combination investments, net of acquired cash	(421.9)	—
Other investing activities	7.8	(19.6)

Net cash used in investing activities	(1,544.7)	(7,626.6)

Cash flows provided by (used in) financing activities
Proceeds from senior notes	—	7,628.2
Proceeds from term loan	750.0	3,000.0
Redemption of senior notes	—	(2,740.0)
Payments on term loan	(700.0)	(150.0)
Net (payments) proceeds on other debt	(33.1)	0.8
Dividends paid to stockholders	(140.3)	(112.3)
Proceeds from employee stock compensation plans	113.5	77.0
Restricted stock witholdings	(5.3)	(10.5)
Excess income tax benefits from employee stock compensation plans	—	10.3
Debt issuance costs	(3.4)	(58.4)
Repurchase of common stock	(415.5)	—

Net cash (used in) provided by financing activities	(434.1)	7,645.1

Effect of exchange rates on cash and cash equivalents	(10.2)	(22.2)

(Decrease) increase in cash and cash equivalents	(984.0)	383.6
Cash and cash equivalents, beginning of period	1,459.3	1,083.3

Cash and cash equivalents, end of period	$475.3	$1,466.9

ZIMMER BIOMET HOLDINGS, INC.

NET SALES BY GEOGRAPHY

FOR THE THREE and NINE MONTHS ENDED SEPTEMBER 30, 2016 and 2015

(in millions, unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Inc / (Dec)	2016	2015	% Inc
Americas	$1,175.9	$1,133.5	3.7%	$3,534.1	$2,458.2	43.8%
EMEA	368.8	375.2	(1.7)	1,286.0	964.2	33.4
Asia Pacific	288.1	253.5	13.7	850.7	641.8	32.5

Total	$1,832.8	$1,762.2	4.0	$5,670.8	$4,064.2	39.5

ZIMMER BIOMET HOLDINGS, INC.

NET SALES BY PRODUCT CATEGORY

FOR THE THREE and NINE MONTHS ENDED SEPTEMBER 30, 2016 and 2015

(in millions, unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Inc / (Dec)	2016	2015	% Inc
Knees	$631.3	$632.0	(0.1)%	$2,031.5	$1,564.8	29.8%
Hips	440.6	433.5	1.7	1,385.7	1,063.9	30.3
S.E.T	402.1	370.4	8.5	1,215.6	811.3	49.8
Dental	95.9	103.4	(7.3)	322.5	220.2	46.4
Spine & CMF	183.6	147.7	24.3	470.6	256.1	83.7
Other	79.3	75.2	5.4	244.9	147.9	65.6

Total	$1,832.8	$1,762.2	4.0	$5,670.8	$4,064.2	39.5

ZIMMER BIOMET HOLDINGS, INC.

RECONCILIATION OF REPORTED % CHANGE TO

ADJUSTED CONSTANT CURRENCY % CHANGE AND

% CHANGE EXCLUDING LDR HOLDING CORPORATION

(unaudited)

	For the Three Months Ended September 30, 2016
	% Change	Divestiture Impact	Foreign Exchange Impact	Adjusted Constant Currency % Change
Geographic Results
Americas	3.7%	—%	—%	3.7%
EMEA	(1.7)	—	(2.6)	0.9
Asia Pacific	13.7	(0.9)	8.2	6.4
Total	4.0	(0.1)	0.6	3.5
Product Categories
Knees
Americas	(0.9)	—	—	(0.9)
EMEA	(2.8)	—	(3.1)	0.3
Asia Pacific	7.2	(1.9)	6.5	2.6
Total	(0.1)	(0.3)	0.3	(0.1)
Hips
Americas	(0.3)	—	(0.1)	(0.2)
EMEA	(3.7)	—	(2.3)	(1.4)
Asia Pacific	15.7	—	9.8	5.9
Total	1.7	—	1.1	0.6
S.E.T	8.5	(0.1)	0.8	7.8
Dental	(7.3)	—	0.3	(7.6)
Spine & CMF	24.3	—	0.4	23.9
Other	5.4	—	0.2	5.2
Total	4.0	(0.1)	0.6	3.5
Impact of LDR Holding Corporation	(1.9)	—	—	(1.9)

% Change excluding LDR Holding Corporation	2.1	(0.1)	0.6	1.6

ZIMMER BIOMET HOLDINGS, INC.

RECONCILIATION OF NET EARNINGS AND ADJUSTED NET EARNINGS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2016 and 2015

(in millions, unaudited)

	Three Months Ended September 30,
	2016	2015
Net Earnings of Zimmer Biomet Holdings, Inc.	$158.8	$22.2
Inventory step-up and other inventory and manufacturing-related charges	22.8	132.6
Intangible asset amortization	164.3	122.6
Special items
Biomet merger-related	113.8	146.6
Other special items	56.6	49.3
Merger-related income in other (expense) income, net	(2.6)	(11.9)
Taxes on above items (1)	(111.6)	(129.2)
Other certain tax adjustments (2)	(39.7)	6.2

Adjusted Net Earnings	$362.4	$338.4

(1)	The tax effect for the U.S. jurisdiction is calculated based on an effective rate considering federal and state taxes, as well as permanent items. For jurisdictions outside the U.S., the tax effect is calculated based upon the statutory rates where the items were incurred.
(2)	Other certain tax adjustments primarily include a favorable adjustment to certain deferred tax liabilities recognized as part of acquisition-related accounting partially by internal restructuring transactions that provide the Company access to offshore funds in a tax efficient manner.

ZIMMER BIOMET HOLDINGS, INC.

RECONCILIATION OF NET EARNINGS AND ADJUSTED NET EARNINGS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 and 2015

(in millions, unaudited)

	Nine Months
	Ended September 30,
	2016	2015
Net Earnings of Zimmer Biomet Holdings, Inc.	$236.3	$20.0
Inventory step-up and other inventory and manufacturing-related charges	357.7	151.2
Certain claims	—	7.7
Intangible asset amortization	424.7	176.0
Special items
Biomet merger-related	313.5	563.0
Other special items	83.5	188.9
Merger-related (income) expense in other (expense) income, net	(1.1)	33.1
Interest expense on Biomet merger financing	—	70.0
Taxes on above items (1)	(297.0)	(363.6)
Biomet merger-related measurement period tax adjustments (2)	52.7	—
Other certain tax adjustments (3)	6.4	35.9

Adjusted Net Earnings	$1,176.7	$882.2

(1)	The tax effect for the U.S. jurisdiction is calculated based on an effective rate considering federal and state taxes, as well as permanent items. For jurisdictions outside the U.S., the tax effect is calculated based upon the statutory rates where the items were incurred.
(2)	The 2016 period includes negative effects from finalizing the tax accounts for the Biomet merger. Under the applicable U.S. GAAP rules, these measurement period adjustments are recognized on a prospective basis in the period of change.
(3)	Other certain tax adjustments primarily include a favorable adjustment to certain deferred tax liabilities recognized as part of acquisition-related accounting offset by internal restructuring transactions that provide the Company access to offshore funds in a tax efficient manner.

ZIMMER BIOMET HOLDINGS, INC.

RECONCILIATION OF DILUTED EPS AND ADJUSTED DILUTED EPS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2016 and 2015

(unaudited)

	Three Months
	Ended September 30,
	2016	2015
Diluted EPS	$0.78	$0.11
Inventory step-up and other inventory and manufacturing-related charges	0.11	0.64
Intangible asset amortization	0.81	0.60
Special items
Biomet merger-related	0.56	0.71
Other special items	0.28	0.24
Merger-related income in other (expense) income, net	(0.01)	(0.06)
Taxes on above items (1)	(0.55)	(0.64)
Other certain tax adjustments (2)	(0.19)	0.04

Adjusted Diluted EPS	$1.79	$1.64

(1)	The tax effect for the U.S. jurisdiction is calculated based on an effective rate considering federal and state taxes, as well as permanent items. For jurisdictions outside the U.S., the tax effect is calculated based upon the statutory rates where the items were incurred.
(2)	Other certain tax adjustments primarily include a favorable adjustment to certain deferred tax liabilities recognized as part of acquisition-related accounting partially offset by internal restructuring transactions that provide the Company access to offshore funds in a tax efficient manner.

ZIMMER BIOMET HOLDINGS, INC.

RECONCILIATION OF DILUTED EPS AND ADJUSTED DILUTED EPS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 and 2015

(unaudited)

	Nine Months
	Ended September 30,
	2016	2015
Diluted EPS	$1.17	$0.11
Inventory step-up and other inventory and manufacturing-related charges	1.77	0.82
Certain claims	—	0.04
Intangible asset amortization	2.10	0.95
Special items
Biomet merger-related	1.55	3.05
Other special items	0.41	1.02
Merger-related (income) expense in other (expense) income, net	(0.01)	0.18
Interest expense on Biomet merger financing	—	0.38
Taxes on above items (1)	(1.47)	(1.98)
Biomet merger-related measurement period tax adjustments (2)	0.26	—
Other certain tax adjustments (3)	0.04	0.21

Adjusted Diluted EPS	$5.82	$4.78

(1)	The tax effect for the U.S. jurisdiction is calculated based on an effective rate considering federal and state taxes, as well as permanent items. For jurisdictions outside the U.S., the tax effect is calculated based upon the statutory rates where the items were incurred.
(2)	The 2016 period includes negative effects from finalizing the tax accounts for the Biomet merger. Under the applicable U.S. GAAP rules, these measurement period adjustments are recognized on a prospective basis in the period of change.
(3)	Other certain tax adjustments primarily include a favorable adjustment to certain deferred tax liabilities recognized as part of acquisition-related accounting partially offset by internal restructuring transactions that provide the Company access to offshore funds in a tax efficient manner.

ZIMMER BIOMET HOLDINGS, INC.

SUMMARY OF EXPENSES INCLUDED IN SPECIAL ITEMS

FOR THE THREE and NINE MONTHS ENDED SEPTEMBER 30, 2016 and 2015

(in millions, unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2016	2015	2016	2015
Biomet-related
Merger consideration compensation expense	$—	$—	$—	$164.1
Retention plans	—	—	—	73.0
Consulting and professional fees	59.0	28.0	138.4	114.6
Employee termination benefits	7.1	14.2	14.3	79.1
Dedicated project personnel	21.9	36.8	64.8	45.9
Relocated facilities	9.5	1.6	17.5	2.5
Contract terminations	3.5	59.2	28.8	75.1
Information technology integration	4.8	1.1	9.3	1.1
Intangible asset impairment	—	—	28.0	—
Other	8.0	5.7	12.4	7.6

Total Biomet-related	113.8	146.6	313.5	563.0
Other
Consulting and professional fees	14.6	30.2	30.3	109.5
Employee termination benefits	3.2	1.1	3.2	1.9
Dedicated project personnel	8.2	6.4	11.5	28.9
Impairment/loss on disposal of assets	—	—	1.1	2.3
LDR merger consideration compensation expense	24.1	—	24.1	—
Relocated facilities	—	—	0.2	—
Certain litigation matters	3.7	—	3.7	20.3
Contract terminations	0.1	—	1.1	—
Information technology integration	0.8	1.8	1.1	1.8
Contingent consideration adjustments	—	0.1	—	2.4
Accelerated software amortization	—	—	—	1.5
Other	1.9	9.7	7.2	20.3

Total Other	56.6	49.3	83.5	188.9

Special items	$170.4	$195.9	$397.0	$751.9

ZIMMER BIOMET HOLDINGS, INC.

RECONCILIATION OF 2016 PROJECTED REVENUE % GROWTH TO

2016 PROJECTED ADJUSTED PRO FORMA % GROWTH AND

2016 PROJECTED CONSTANT CURRENCY ADJUSTED PRO FORMA % GROWTH

(unaudited)

Projected Year Ended December 31, 2016:	High	Low
Revenue % growth	27.00%	27.00%
Effect from product divestitures	(0.90)	(0.90)
Effect from full year of Biomet revenue	(23.40)	(23.70)

Adjusted pro forma % growth	2.70	2.40
Effect of LDR revenue	(1.10)	(1.10)
Foreign exchange impact	0.30	0.35

Constant currency adjusted pro forma % growth	1.90%	1.65%

ZIMMER BIOMET HOLDINGS, INC.

RECONCILIATION OF 2016 PROJECTED DILUTED EPS

AND PROJECTED ADJUSTED DILUTED EPS

(unaudited)

Projected Year Ended December 31, 2016:	High	Low
Diluted EPS	$1.60	$1.50
Inventory step-up and other inventory and manufacturing related charges, intangible asset amortization, special items and other expense	7.90	8.00
Taxes on above items(1) and other certain tax adjustments	(1.55)	(1.60)

Adjusted Diluted EPS	$7.95	$7.90

(1)	The tax effect for the U.S. jurisdiction is estimated based on an effective rate considering federal and state taxes, as well as permanent items. For jurisdictions outside the U.S., the tax effect is estimated based upon the statutory rates where the items were or are projected to be incurred.